Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Asensus Surgical, Inc.

Durham, North Carolina

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-1 (No. 333-238471), Form S-3 (No. 333-263711 and No. 333-224049), and Form S-8 (No. 333-161291, No. 333-190184, No. 333-191011, No. 333-193234, No. 333-203950, No. 333-211972, No. 333-219111, No. 333-225231, No. 333-231078, No. 333-239018, No. 333-249895 and 333-258160)  of Asensus Surgical, Inc. of our report dated March 2, 2023, relating to the consolidated financial statements which appear in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Raleigh, North Carolina

March 2, 2023